Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
	Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

SECOND QUARTER EARNINGS

GETTYSBURG, PA, August 3, 2017 — ACNB Corporation reported year-to-date net income of $5,359,000 for the six months ended June 30, 2017, compared to $5,529,000 for the same six-month period in 2016, a decrease of $170,000 or 3.1%. Despite the $1,260,000, or 7.0%, increase in net interest income when comparing the first six months of 2017 and 2016, merger-related expenses totaling $540,000 for the acquisition of New Windsor Bancorp, Inc. of Taneytown, Maryland, were incurred during the first half of 2017 resulting in the decrease in net income. Net income on a per share basis was $0.88 for the first two quarters of 2017 and $0.91 for the same period in 2016.

“The first six months of 2017 reflect strong core performance driven by loan and deposit growth,” stated James P. Helt, ACNB Corporation President & CEO. “We remain dedicated to creating new and strengthening existing customer relationships to further enhance the financial performance of ACNB Corporation. As part of that commitment, our staff members have worked diligently during the first half of 2017 to bring the acquisition of New Windsor Bancorp, Inc. to fruition effective July 1, 2017.”

The Corporation reported net income of $2,722,000 for the three months ended June 30, 2017, compared to $2,982,000 for the same quarter in 2016. Net income on a per share basis was $0.45 for the second quarter of 2017, compared to $0.49 for the same period in 2016.

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Quarterly cash dividends paid to ACNB Corporation stockholders for the first half of 2017 totaled $2,426,000, or $0.40 per share.  In the first six months of 2016, $0.40 per share was also paid in quarterly cash dividends.

Total assets of ACNB Corporation at June 30, 2017, were $1.26 billion, an increase of 8% from June 30, 2016.  Total deposits increased by 8% over the previous year to $1.00 billion. Total loans rose by 12% to $970 million, as compared to June 30, 2016.  A 4% increase in stockholders’ equity resulted in an aggregate of $124 million at June 30, 2017, compared to $119 million at June 30, 2016.

ACNB Corporation’s net interest income totaled $19,297,000 for the six months ended June 30, 2017, compared to $18,037,000 for the same period in 2016, an increase of $1,260,000, or 7.0%. The growth in net interest income was due to an increase in interest income to a greater extent than the increase in interest expense. The net interest margin for ACNB Corporation was 3.38% for the first six months of 2017 and 3.40% for the first six months of 2016.

Total other income for ACNB Corporation was $6,610,000 for the six months ended June 30, 2017, down $73,000, or 1.1%, compared to the first six months of 2016, due in part to a one-time gain on premises due to the sale of real estate in 2016. In addition, for the first half of 2017, both income from fiduciary activities and commissions from insurance sales were strong with increases of 11.1% and 11.8%, respectively, in comparison to the first six months of 2016.

ACNB Corporation’s total other expenses increased by $1,313,000, or 7.6%, for the six months ended June 30, 2017, due primarily to higher salary and employee benefit expense as well as merger-related expenses for the acquisition of New Windsor Bancorp, Inc.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace with banking and trust services via a network of 22 retail banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace with banking and investment services via a network of seven retail banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 43 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event.  In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; slow economic conditions; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of ACNB’s brand and protect ACNB’s intellectual property rights; continued relationships with major customers; and, potential impacts to ACNB from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2017-24

August 3, 2017

ACNB CORPORATION

Financial Highlights

Unaudited Condensed Consolidated Statements of Income

Dollars in thousands

	Six Months Ended June 30,
	2017	2016
INCOME STATEMENT DATA
Interest income	$21,495	$19,974
Interest expense	2,198	1,937
Net interest income	19,297	18,037
Provision for loan losses	—	—
Net interest income after provision for loan losses	19,297	18,037
Other income	6,610	6,683
Other expenses	18,634	17,321
Income before income taxes	7,273	7,399
Provision for income taxes	1,914	1,870
Net income	$5,359	$5,529

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	June 30, 2017	June 30, 2016	December 31, 2016
BALANCE SHEET DATA
Assets	$1,261,936	$1,169,110	$1,206,320
Securities	$183,807	$176,682	$198,558
Loans, total	$969,675	$866,832	$907,910
Deposits	$1,000,154	$922,227	$967,621
Borrowings	$126,687	$116,690	$108,840
Stockholders’ equity	$123,844	$119,277	$120,061
COMMON SHARE DATA
Basic earnings per share	$0.88	$0.91	$1.80
Cash dividends paid per share	$0.40	$0.40	$0.80
Book value per share	$20.38	$19.69	$19.80
Number of common shares outstanding	6,076,899	6,056,806	6,064,138
SELECTED ASSET QUALITY RATIOS
Non-performing loans to total loans	0.94%	0.67%	0.64%
Net charge-offs to average loans outstanding	0.00%	0.01%	0.06%
Allowance for loan losses to total loans	1.46%	1.69%	1.56%
Allowance for loan losses to non-performing loans	155.46%	252.69%	242.76%